EXHIBIT 99.1

JEFFERSON BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2010

Morristown, Tennessee -- (April 30, 2010) – Jefferson Bancshares, Inc.  (Nasdaq: JFBI), the holding company for Jefferson Federal Bank, announced net income for the quarter ended March 31, 2010 of $323,000, or $0.05 per diluted share, compared to net earnings of $624,000, or $0.10 per diluted share, for the quarter ended March 31, 2009.  Results for the three months ended March 31, 2010 include a provision for loan losses of $1.5 million and a gain on sale of investment securities of $1.2 million compared to a provision for loan losses of $300,000 and no gain on sale of investment securities for the comparable period in 2009.  The increase in the provision for loan losses was primarily due to continued decline in real estate values, higher levels of both net charge-offs and nonperforming assets and continued deterioration in local and national economic conditions.  Non-interest expense increased $633,000, or 15.7%, to $4.7 million for the three months ended March 31, 2010 due primarily to write-downs of nonperforming assets and expenses related to foreclosed property.  Noninterest expense was also impacted by the closing expenses related to the sale of a newly constructed branch facility acquired in connection with the Company’s acquisition of State of Franklin Bancshares, Inc. in October 2008 and the write-off of other leasehold improvements.

For the nine months ended March 31, 2010, net earnings were $392,000, or $.06 per diluted share, compared to net earnings of $1.9 million, or $0.32 per diluted share, for the nine months ended March 31, 2009.  Results for the nine months ended March 31, 2010 include a provision for loan losses totaling $3.3 million and a gain on sale of investment securities of $1.2 million compared to a provision for loan losses of $610,000 and no gain on sale of investment securities for the comparable period in 2009.

Anderson L. Smith, President and Chief Executive Officer commented, “We are diligently working to identify and resolve asset quality issues and have strengthened the allowance for loan losses in response to ongoing weakness in the economy.  Like many of our peers, we have been negatively impacted by increased loan loss provisions and higher levels of nonperforming assets.  Our capital and liquidity levels are strong and will enable us to weather this challenging economic cycle.”

The net interest margin was 3.34% for the three months ended March 31, 2010 compared to 3.35% for the same period in 2009. The yield on interest-earning assets declined 54 basis points to 5.26% for the three months ended March 31, 2010 compared to 5.80% for the same period in 2009 due primarily to a lower average balance of loans. The yield on assets was also impacted in the current quarter by higher levels of non-accrual assets and an increase in our level of liquidity.  The cost of interest-bearing liabilities declined 50 basis points to 2.10% for the three months ended March 31, 2010 compared to 2.60% for the same period in 2009 primarily due to lower market interest rates and a change in the mix of deposits.

At March 31, 2010, total assets were $663.2 million compared to $662.7 million at June 30, 2009. Investment securities increased $16.1 million, or 43.9%, to $52.6 million at March 31, 2010 compared to $36.5 million at June 30, 2009, due primarily to purchases of federal agency securities.  Net loans decreased $50.0 million to $448.1 million at March 31, 2010, compared to $498.1 million at June 30, 2009, due primarily to lower loan demand combined with both residential and commercial loan payoffs during the period.

Total deposits declined slightly to $480.4 million at March 31, 2010 compared to $482.2 million at June 30, 2009 due to planned runoff of higher costing time deposits which more than offset increases in transaction accounts.  Time deposits decreased $39.0 million, or 14.3%, to $233.0 million while transaction accounts increased $37.2 million, or 17.7%, to $247.3 million at March 31, 2010 compared to June 30, 2009.  The average cost of interest-bearing deposits for the three month period ended March 31, 2010 was 1.75% compared to 2.33% for the corresponding period in 2009.  Total Federal Home Loan Bank advances remained virtually unchanged and totaled $90.0 million at March 31, 2010 compared to $90.3 million at June 30, 2009.

Total stockholders’ equity increased $590,000 to $80.1 million at March 31, 2010 compared to $79.5 million at June 30, 2009.  Unrealized gains and losses, net of taxes, in the available-for-sale investment portfolio are reflected as an adjustment to stockholders’ equity. At March 31, 2010, the adjustment to stockholders’ equity was a net unrealized gain of $349,000 compared to a net unrealized gain of $150,000 at June 30, 2009.  As of March 31, 2010 the Company had 6,683,714 common shares outstanding with a book value of $11.98 per common share and a tangible book value of $8.33 per common share.  The Bank continues to be well-capitalized under regulatory requirements.

Nonperforming assets totaled $25.9 million, or 3.90% of total assets, at March 31, 2010, compared to $9.5 million, or 1.43% of total assets, at June 30, 2009 and $8.0 million, or 1.21% of total assets, at March 31, 2009.  Nonaccrual loans totaled $20.7 million at March 31, 2010 compared to $6.0 million at June 30, 2009 and $6.7 million at March 31, 2009.  The increase in nonaccrual loans is primarily due to an increase in both nonaccrual commercial and residential real estate loans.  Foreclosed real estate amounted to $4.7 million at March 31, 2010 compared to $3.3 million at June 30, 2009 and $1.4 million at March 31, 2009.    Net charge-offs for the nine months ended March 31, 2010 were $2.6 million, or 0.74% of average loans on an annualized basis, compared to $178,000, or 0.06% of average loans on an annualized basis, for the same period in 2009. The allowance for loan losses was $5.4 million, or 1.19% of total loans, at March 31, 2010 compared to $4.7 million, or 0.94% of total loans, at June 30, 2009 and $4.8 million, or 0.94% of total loans, at March 31, 2009.  The provision for loan losses totaled $3.3 million for the nine months ended March 31, 2010, compared to $610,000 for the comparable 2009 period.  The increase in the provision for loan losses was primarily due to higher levels of net charge-offs, increases in nonperforming assets, continued decline in real estate values, and continued deterioration in local and national economic conditions.

Jefferson Bancshares, Inc. is the holding company for Jefferson Federal Bank, a Tennessee-chartered savings bank headquartered in Morristown, Tennessee.  Jefferson Federal is a community oriented financial institution offering traditional financial services with offices in Hamblen, Knox, Washington and Sullivan Counties, Tennessee.  The Company’s stock is listed on the NASDAQ Global Market under the symbol “JFBI.”  More information about Jefferson Bancshares and Jefferson Federal Bank can be found at its website:  www.jeffersonfederal.com.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.”  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement.  Such factors include, but are not limited to:  prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.  The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contacts:

Jefferson Bancshares, Inc.
Anderson L. Smith, President and Chief Executive Officer 423-586-8421
Jane P. Hutton, Chief Financial Officer 423-586-8421

JEFFERSON BANCSHARES, INC.

	At	At
	March 31, 2010	June 30, 2009
	(Dollars in thousands)

Financial Condition Data:
Total assets	$663,160	$662,655
Loans receivable, net	448,129	498,107
Cash and cash equivalents, and
interest-bearing deposits	77,867	44,108
Investment securities	52,591	36,544
Deposits	480,368	482,167
Borrowings	91,357	91,098
Stockholders' equity	80,095	$79,505

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
	(Dollars in thousands, except per share data)

Operating Data:
Interest income	$7,430	$8,214	$22,930	$19,954
Interest expense	2,716	3,476	9,071	8,238
Net interest income	4,714	4,738	13,859	11,716
Provision for loan losses	1,500	300	3,309	610
Net interest income after
provision for loan losses	3,214	4,438	10,550	11,106
Noninterest income	1,747	645	3,449	1,668
Noninterest expense	4,671	4,038	13,617	9,912
Earnings before income taxes	290	1,045	382	2,862
Total income taxes	(33)	421	(10)	915
Net earnings	323	624	392	1,947

Share Data:
Earnings per share, basic	$0.05	$0.10	$0.06	$0.32
Earnings per share, diluted	$0.05	$0.10	$0.06	$0.32
Book value per common share	$11.98	$11.73	$11.98	$11.73
Tangible book value per common share	$8.33	$8.02	$8.33	$8.02
Weighted average shares:
Basic	6,251,105	6,265,163	6,227,472	6,006,052
Diluted	6,251,105	6,265,163	6,227,472	6,006,052

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
	(Dollars in thousands)

Allowance for Loan Losses:
Allowance at beginning of period	$5,180	$4,692	$4,722	$1,836
Allowance of acquired bank	$0	$0	$0	$2,577
Provision for loan losses	1,500	300	3,309	610
Recoveries	9	26	57	68
Charge-offs	(1,277)	(173)	(2,676)	(246)
Net Charge-offs	(1,268)	(147)	(2,619)	(178)
Allowance at end of period	$5,412	$4,845	$5,412	$4,845

Net charge-offs to average outstanding
loans during the period, annualized	1.10%	0.12%	0.74%	0.06%

	At	At	At
	March 31, 2010	June 30, 2009	March 31, 2009
	(Dollars in thousands)

Nonperforming Assets:
Nonperforming loans	20,652	6,031	6,665
Nonperforming investments	552	-	-
Real estate owned	4,653	3,328	1,359
Other nonperforming assets	-	106	-

Total nonperforming assets	$25,857	$9,465	$8,024

	Three Months Ended	Year Ended
	March 31, 2010	June 30, 2009

Performance Ratios:
Return on average assets	0.20%	0.48%
Return on average equity	1.59%	3.40%
Interest rate spread	3.16%	3.17%
Net interest margin	3.34%	3.42%
Efficiency ratio	88.82%	76.57%
Average interest-earning assets to
average interest-bearing liabilities	109.55%	110.52%

Asset Quality Ratios:
Allowance for loan losses as a
percent of total gross loans	1.19%	0.94%
Allowance for loan losses as a
percent of nonperforming loans	26.21%	78.30%
Nonperforming loans as a percent
of total loans	4.55%	1.20%
Nonperforming assets as a percent
of total assets	3.90%	1.43%